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                                                                    Exhibit 99.1
Contacts:

Media Relations                                         Investor Relations
Ann Doyle                                               Tom Nolette
MCK Communications, Inc.                                MCK Communications, Inc.
(781) 343 6335                                          (781) 343 6331
adoyle@mck.com                                          tnolette@mck.com

FOR IMMEDIATE RELEASE
---------------------

                        MCK ANNOUNCES RESTRUCTURE UPDATE

NEEDHAM, MASSACHUSETTS, NOVEMBER 5, 2002 -- MCK Communications, Inc. (NASDAQ:
MCKC), a leading provider of distributed voice solutions for the extended enterprise, announces further restructuring actions.

MCK expects revenue results for the second fiscal quarter of 2003 to be approximately 20% lower than the previous quarter due to a greater than expected decrease in OEM sales as well as a continued weakness in Canadian sales. OEM sales were primarily impacted due to one OEM partner indicating an exit from the US market and another OEM partner indicating a major change to their product portfolio strategy. Although MCK will be transitioning these OEM partner products to US Distributors, near term sales have been negatively impacted. Cash burn is expected to be consistent with prior guidance.

Although the Company does not believe the current quarter represents a long range trend, MCK remains committed to returning to profitability and, as such, announces an additional headcount reduction of 20% and a further flattening of the organization. Ann Doyle will assume the role of Vice President Worldwide Sales and Marketing picking up responsibility for International Sales, replacing Marc Flynn. Tom Nolette will assume the title of Vice President Finance, Administration and Operations, expanding his role by picking up accountability for Finance and Administration as well as Investor Relations, replacing Gerald McGovern. The roles of Chief Financial Officer and Controller will be

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MCK Announces Restructure Update/Page 2


combined into one position with Terry Violette, current MCK controller, serving as the principal financial officer reporting to Tom Nolette. Marc Flynn and Gerald McGovern are both leaving MCK to pursue other opportunities.

"Although we've experienced a recent decrease in both OEM and Canadian sales due to business changes at key partners, our US Distributors and Telco partners' sales continue to remain steady," stated Glenda Davis, president and CEO of MCK. "In addition, our European partners' sales continue to stabilize as several large call center opportunities begin deployment. We also continue to experience increasing interest in our new MCK EXTender(TM) 7000 for Branch Offices and have just surpassed the $500 thousand mark in shipments of our ConneX products. We remain committed to achieving profitability and will continue to monitor our business accordingly." Ms. Davis added "We would like to thank Marc Flynn and Gerry McGovern for their contributions to MCK and wish them well on their new endeavors."

ABOUT MCK COMMUNICATIONS

MCK Communications develops and markets gateways to enable a more distributed enterprise so employees can take their office telephony with them wherever business demands dictate. With more than 365,000 ports shipped worldwide, ISO-9001-certified MCK partners with such industry leaders as Alcatel, Anixter, Avaya, BellSouth, Catalyst Telecom, Ericsson, GBH Distributing, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Panasonic, Toshiba, SBC, Sprint, Verizon and Voda One Corp. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: the success of our partnerships and relationships with third party manufacturers or distributors, quarterly fluctuations in operating results attributable to the timing and amount of orders for our products, the timing and replacement of legacy KTS or PBX systems with IP based systems or network-hosted voice services, the adoption of IP networks as a medium to transport voice, our ability to grow and maintain relationships with key KTS and PBX manufacturers and service providers, market acceptance of our products including single-user, multi-user and the family of PBX gateway systems, our ability to keep pace with rapidly changing product requirements and factors affecting the demand for remote voice technologies, our reliance on a small number of customers for a significant portion of our revenue, general economic conditions and IT capital expenditure trends, and other risks detailed in our filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's website at www.sec.gov.